UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2007
FREIGHTCAR AMERICA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(800) 458-2235
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.05 Costs Associated with Exit or Disposal Activities.
     On December 18, 2007, the Board of Directors of FreightCar America, Inc. (the “Company”) approved a plan to close the Company’s manufacturing facility located in Johnstown, Pennsylvania and relocate certain production from the Johnstown facility to other existing facilities. This action was taken to further the Company’s strategy of achieving cost parity among its different facilities and lowering its cost structure. The Company had entered into decisional bargaining with the union representing its Johnstown employees regarding labor costs at the Johnstown facility but did not reach an agreement with the union that would have allowed the Company to continue to operate the facility in a cost-effective way.
     The Company estimates that it will record a pre-tax restructuring and impairment charge during the fourth quarter of 2007 of approximately $34.3 million ($21.2 million, net of tax) in connection with the closure of the Johnstown manufacturing facility and cessation of operations at the facility. Approximately $28.1 million of this restructuring and impairment charge (on a pre-tax basis) relates to net curtailment losses and costs of contractual benefits arising under the Company’s pension and other post-retirement benefit plans. One-time employee termination benefits for severance and medical insurance are estimated to be $2.1 million on a pre-tax basis. The restructuring and impairment charge will also include a non-cash reduction of the carrying value of certain assets at the Johnstown manufacturing facility. These assets currently have a book value of approximately $4.1 million and are comprised of land, a building and equipment. The Company, with the assistance of an independent third-party valuation specialist, is currently performing a complete valuation analysis on these assets as well as estimating the costs related to preparing the facility for closure. The Company is also currently assessing potential capital expenditures at the Company’s other facilities that will absorb production from the Johnstown plant and the cost to transfer equipment to these other Company facilities. Cash payments for one-time employee termination benefits will be made during 2008, while the cost of pension and other post-retirement benefits will be paid during future periods, in connection with additional funding of the Company’s pension and post-retirement benefit plans. The foregoing figures are estimates, and the Company will not know the amounts of the anticipated costs and cost savings relating to the facility closure until it has finalized the details of its closure plan.
Item 2.06 Material Impairments.
     In connection with the closure of the Johnstown facility as described in Item 2.05 above, the Company estimates that it will recognize a non-cash impairment charge of approximately $4.1 million in the fourth quarter of 2007 to write down the carrying amounts of certain assets at the facility to their fair value.

Section 8 — Other Events
Item 8.01 Other Events.
     On December 18, 2007, the Company issued a press release regarding its decision to close the Johnstown facility. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
     Exhibit 99.1      Press release of FreightCar America, Inc., dated December 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: December 18, 2007	By:	/s/ Kevin P. Bagby

	Name:	Kevin P. Bagby
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release of FreightCar America, Inc., dated December 18, 2007.

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